                                                                   EXHIBIT 10.44

                                   DATUM INC.

                        RESTRICTED STOCK GRANT AGREEMENT
                        --------------------------------


        This Restricted Stock Grant Agreement (the "Agreement") is entered into as of April 6, 1998, by and between Datum Inc., a Delaware corporation (the "Company"), and Erik van der Kaay (the "Grantee") pursuant to the Company's 1994 Stock Incentive Plan (the "Plan").


                                R E C I T A L S:

        A. Grantee is an executive officer of the Company and is eligible to receive shares of the Company's Common Stock under the Plan.

        B. The Company desires to grant to Grantee, and Grantee desires to accept from the Company, shares of the Company's Common Stock under the Plan on the terms, provisions and conditions, and subject to restrictions and agreements, hereinafter provided.

        NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

        1.     GRANT OF SHARES.

               (a) The Company hereby grants to Grantee, and Grantee hereby accepts, 30,000 shares of the Company's Common Stock (the "Shares")

               (b) The certificates representing the Shares hereunder shall be held in escrow by the Secretary of the Company as provided in Section 7 hereof.

        2. STOCKHOLDER RIGHTS. Until such time as all or any part of the Shares are forfeited to the Company under this Agreement, if ever, Grantee (or any successor in interest) shall have the rights of a stockholder (including voting rights) with respect to the Shares, including the Shares held in escrow under
Section 7, subject, however, to the transfer restrictions of Section 3.

        3. VESTING OF SHARES. The Shares shall be restricted and subject to forfeiture pursuant to Section 4 until vested pursuant to this Section 3 or
Section 6(b). The Shares shall vest, and no longer be subject to forfeiture, (such Shares becoming "Vested Shares") as follows:

               (a) NORMAL VESTING: Four Thousand Two Hundred Eighty-Six (4,286) shares (1/7th of the total) shall vest on each anniversary of the April 6, 1998, so that such shares shall be fully vested on the seventh anniversary of the April 6, 1998.

               (b) SPECIAL VESTING: Three Thousand (3,000) shares shall vest at such time as the closing price of the Company's Common Stock on the Nasdaq National Market, or such other principal exchange or system on which the Company's Common Stock is traded or reported, averaged over ninety (90) consecutive calendar days, (the "Average Closing Price") has equaled or exceeded $20.00. Additional increments of Three Thousand (3,000) shares shall vest when the Average Closing Price equals or exceeds $25.00, $30.00, $35.00 and $40.00, respectively.

                      Three Thousand (3,000) shares shall vest at such time as the Company's net income per share (as reported in the Company's Annual Reports on Form 10-K and quarterly reports on Form 10-Q) cumulated over four (4) consecutive quarters (the "Cumulative Annual Net Income") equals or exceeds $1.00 per share. An additional Three Thousand (3,000) shares shall vest at such time as such Cumulative Annual Net Income equals or exceeds $1.25, $1.50, $1.75 and $2.00 per share, respectively.

                      One or more vesting events may occur simultaneously, or in close proximity and each shall be given effect. Notwithstanding the foregoing, however, in no event shall the foregoing special vesting provisions in this
Section 3(b) apply to more than fifty percent (50%) of the shares of Common Stock issued pursuant to this Agreement.

               All Shares which have not become Vested Shares are hereinafter sometimes referred to as "Nonvested Shares."

               (c) The Executive acknowledges that the vesting of the foregoing Shares may create significant income tax liability to the Executive.

               (d) Nonvested Shares may not be sold, transferred, assigned, pledged, or otherwise disposed of, directly or indirectly.

        4. FORFEITURE OF NONVESTED SHARES. At such time as Grantee's Continuous Service ceases for any reason, including death (hereinafter an "Event of Forfeiture"), then, in such event, any Nonvested Shares shall be automatically forfeited to the Company.

               As used herein, the term "Continuous Service" means employment by either the Company or any parent or subsidiary corporation of the Company, or by a corporation or a parent or subsidiary of a corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, which is uninterrupted except for vacations, illness (except for permanent disability, as defined in Section 22(e)(3) of the Code), or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable.

        5. LEGEND. All stock certificates evidencing the Nonvested Shares shall be imprinted with a legend substantially as follows:

               "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AGAINST TRANSFER AND FORFEITURE, AS SET FORTH IN A STOCK GRANT AGREEMENT DATED APRIL 6, 1998. TRANSFER OF THESE SHARES MAY BE MADE ONLY IN COMPLIANCE WITH THE PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

        6.     RECAPITALIZATIONS, EXCHANGES, MERGERS, ETC.

               (a) The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or successor of the Company which may be issued in respect of, in exchange for, or in substitution for the Shares by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise which does not terminate this Agreement. Except as otherwise provided herein, this Agreement is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

               (b) In the event that the Company sells substantially all of its assets, merge into, consolidate with or to enter into any other reorganization in which the Company is not the surviving corporation, or if the Company is the surviving corporation and the ownership of the outstanding capital stock of the Company following the transaction changes by 50% or more as a result of such transaction, all Nonvested Shares shall vest, unless provision is made in writing in connection with such transaction for the continuance of the Plan and this Agreement and/or the substitution for the Shares of new restricted shares of a successor corporation, with appropriate adjustments as to number and kind of shares, in which event this Agreement shall continue in the manner and under the terms so provided, concurrent with the effective date of the proposed transaction.

        7.     ESCROW FOR THE SHARES.

               (a) Upon issuance, the certificates for the Shares shall be deposited in escrow with the Company to be held in accordance with the provisions of this Section 7. Each deposited certificate shall be accompanied by a duly executed stock transfer power executed in blank. The deposited certificates, together with any other assets or securities from time to time deposited with the Company pursuant to the requirements of this Agreement, shall remain in escrow until such time or times as the certificates (or other assets and securities) are to be released or otherwise surrendered for cancellation in accordance with Section 7(c) below.

               (b) Any cash dividends on the Shares (or other securities at the time held in escrow) shall be held in escrow. In the event of any stock dividend, stock split, recapitalization, or other change affecting the Company's outstanding Common Stock as a class effected without receipt of consideration, any new, substituted, or additional securities or other property which is by reason of such event distributed with respect to the Shares shall be immediately delivered to the Company to be held in escrow under this Section 7, but only to the extent the Shares are at the time subject to the escrow requirements of
Section 7(a).

               (c) The Shares, together with any other assets or securities held in escrow hereunder, shall be subject to the following terms and conditions relating to their release from escrow or their surrender to the Company for cancellation:

                      (i) Should any Shares be forfeited to the Company, then the escrowed certificates for such Shares (together with any other assets or securities issued with respect thereto) shall be delivered to the Company for cancellation, and Grantee shall cease to have any further rights or claims with respect to such Shares (or other assets or securities).

                      (ii) Prior to the interest of Grantee in the Shares (or any other assets or securities issued with respect thereto) vesting in accordance with the provisions of Section 3 or 6(b), the certificates for such Nonvested Shares (as well as all other assets and securities) shall remain in escrow.

                      (iii) Subsequent to such vesting, the certificates for such Vested Shares (as well as all other vested assets and securities) shall be released from escrow and delivered to the Grantee upon the request of Grantee.

        8. NO EMPLOYMENT CONTRACT CREATED. The issuance of the Shares shall not be construed as granting to Grantee any right with respect to continuance of employment by the Company or any of its subsidiaries. The right of the Company or any of its subsidiaries to terminate at will Grantee's employment at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved, subject to any other written employment agreement to which the Company and Grantee may be a party.

        9. SECTION 83(B) ELECTION. Purchaser understands that under Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), the excess of the fair market value of the Shares on the date any forfeiture restrictions applicable to such Shares lapse over the purchase price paid for such Shares will be reportable as ordinary income at that time. Purchaser understands, however, that Purchaser may elect to be taxed at the time the Shares are acquired hereunder, rather than when and as such Shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the date of this Agreement. GRANTEE ACKNOWLEDGES THAT IT IS GRANTEE'S SOLE RESPONSIBILITY, AND NOT THE COMPANY'S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS BEHALF.

        10. TAX WITHHOLDING. The Company shall be entitled to withhold from Grantee's compensation any amounts necessary to satisfy applicable tax withholding with respect to the grant and vesting of the Shares.

        11. INTERPRETATION. The Shares are being issued pursuant to the terms of the Plan, and shall in all respects be interpreted in accordance therewith. The Administrator shall interpret and construe this Agreement and the Plan, and any action, decision, interpretation or determination made in good faith by the Administrator shall be final and binding on the Company and Grantee. As used in this Agreement, the term "Administrator" shall refer to the committee of the Board appointed to administer the Plan, and if no such committee has been appointed, the term Administrator shall mean the Board.

        12. NOTICES. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, Attention: the Chief Financial Officer, and if to Grantee, at the most recent address as shown in the employment or stock records of the Company.

        13. SEVERABILITY. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

        14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

        15. BINDING AGREEMENT. Upon acceptance of this Agreement, this Agreement shall become a Stock Purchase Agreement, within the meaning of the Plan, and binding on Grantee and the Company. This Agreement shall inure to and be binding on the heirs, successors and assigns of both Grantee and the Company.


                                    DATUM INC.


                                    By:   /s/ Louis B. Horwitz
                                          --------------------------------------
                                          Louis B. Horwitz
                                          Chairman, Board of Directors



        I hereby accept the foregoing offer and accept 30,000 shares of Common Stock of Datum Inc. on all of the terms and conditions set forth hereinabove. My address of records is
                    , and my Social Security No. is                    .

                                    "GRANTEE"



                                    /s/ Erik van der Kaay
                                    --------------------------------------------
                                        Erik van der Kaay

                          SPOUSE'S CONSENT TO AGREEMENT


        I acknowledge that I have read the Restricted Stock Grant Agreement (the "Agreement") by and between Datum Inc. (the "Company") and Erik van der Kaay concerning the Common Stock of the Company, and that I know its contents. I am aware that my spouse has agreed therein to the imposition of certain forfeiture provisions and restrictions on transferability with respect to the Shares the subject of the Agreement, including with respect to my community interest therein, if any, on the occurrence of certain events described in the Agreement. I hereby consent to and approve of the provisions of the Agreement, and agree that I will abide by the Agreement and bequeath any interest in the Shares which represents a community interest of mine to my spouse or to a trust subject to my spouse's control or for my spouse's benefit or the benefit of our children if I predecease him.


Dated:   April 6, 1998                        /s/ M. J. van der Kaay
        --------------                        ----------------------------------